Black Diamond Therapeutics Reports First Quarter 2022 Financial Results and Provides Corporate Update
•Dosed first patient in Phase 1 Study of BDTX-1535 for the treatment of glioblastoma multiforme (GBM) and non-small cell lung cancer (NSCLC) including those with central nervous system (CNS) tumors; clinical update expected in 2023
•Continued strategic focus on development of BDTX-1535, BDTX-4933 and MAP drug discovery engine enabled small molecule drug discovery efforts
•Financial position strengthened and cash runway extended into third quarter of 2024; cash, cash equivalents, and investments of approximately $179.7 million as of March 31, 2022

CAMBRIDGE, Mass. and NEW YORK, May 11, 2022 (GLOBE NEWSWIRE) -- Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a precision oncology medicine company pioneering the discovery and development of MasterKey therapies, today reported financial results for the first quarter ended March 31, 2022 and provided a corporate update.

“We continue to build a pipeline of novel MasterKey therapies with our product candidates, including BDTX-1535 and BDTX-4933, and we are focused on delivering development candidates generated from our MAP drug discovery engine as we work to address major unmet needs of oncology patients. With our recently announced pipeline prioritization and realignment of resources to strengthen our financial position, we believe Black Diamond is well-positioned for strong execution across our upcoming clinical and preclinical milestones into the third quarter of 2024,” said David Epstein, Ph.D., President and Chief Executive Officer of Black Diamond Therapeutics. “We are incredibly pleased with the pace at which our BDTX-1535 Phase 1 study has been advancing with the recently announced first patient dosed. This next generation brain-penetrant inhibitor of oncogenic EGFR represents a unique opportunity to potentially address existing gaps in the treatment landscape for patients with EGFR mutant NSCLC and GBM and we look forward to providing a clinical update for the program in 2023.”

Recent Developments
BDTX-1535:
•BDTX-1535 is designed as a potent, selective, irreversible and brain-penetrant MasterKey inhibitor of epidermal growth factor receptor (EGFR) mutations expressed in GBM and of intrinsic and acquired resistance EGFR mutations to third generation EGFR inhibitors in NSCLC.
•In April 2022, the first patient was dosed in the Phase 1, global study of BDTX-1535.
•The Company expects to provide a clinical update on BDTX-1535 in 2023.
BDTX-4933:
•BDTX-4933 is a brain-penetrant BRAF inhibitor against families of Class I, II, III canonical and non-canonical mutations being developed for the treatment of patients with or without brain tumors. BDTX-4933 is designed to be highly selective and potent, with the ability to avoid paradoxical activation.
•Black Diamond initiated investigational new drug (IND)-enabling studies in the first quarter of 2022 and expects to submit an IND application for BDTX-4933 with the U.S. Food and Drug Administration (FDA) in the first half of 2023.

Discovery-Stage Pipeline:
•Black Diamond continues to leverage its Mutation-Allostery-Pharmacology, or MAP, drug discovery engine to advance its discovery-stage pipeline and anticipates progressing its fibroblast growth factor receptor (FGFR) program towards a development candidate nomination in 2022, in addition to disclosing a development candidate against a new target in 2023.
Corporate:
•In April 2022, Black Diamond announced plans to realign its resources to prioritize research and development programs for BDTX-1535, BDTX-4933 and discovery efforts, and decided to discontinue the development of BDTX-189 and reduce its workforce by approximately 30% to extend its cash runway into the third quarter of 2024.
•In March 2022, Black Diamond appointed Wendy L. Dixon, Ph.D. to its Board of Directors, who joined the Board with over 40 years of biopharmaceutical industry experience, including service as a member of the board of several publicly traded biopharmaceutical companies.
•In February 2022, Black Diamond appointed Elizabeth Montgomery as its Chief People Officer, who joined the Company with nearly 20 years of expertise and experience in developing strong corporate culture at a number of life sciences organizations.

Financial Highlights
•Cash Position: Black Diamond ended the first quarter of 2022 with approximately $179.7 million in cash, cash equivalents, and investments compared to $209.8 million as of December 31, 2021. Net cash used in operations was $28.6 million for the first quarter of 2022 compared to $100.1 million for the year ended December 31, 2021.
•Research and Development Expenses: Research and development (R&D) expenses were $17.8 million for the first quarter of 2022 compared to $22.8 million for the first quarter of 2021. The decrease in R&D expenses was primarily due to reduced activities on the BDTX-189 program and reduced spending on early discovery projects.
•General and Administrative Expenses: General and administrative (G&A) expenses were $7.9 million for the first quarter of both 2022 and 2021.
•Net Loss: Net loss for the first quarter of 2022 was $25.5 million, as compared to $30.3 million for the same period in 2021.

Financial Guidance

Following the Company’s pipeline prioritization and workforce realignment announcement in April 2022, Black Diamond has extended its cash runway which is expected to be sufficient to fund its anticipated operating expenses and expenditure requirements into the third quarter of 2024.

About Black Diamond Therapeutics, Inc.

Black Diamond Therapeutics is a precision oncology medicine company pioneering the development of novel MasterKey therapies. Black Diamond is addressing the significant unmet need for novel precision oncology therapies for patients with genetically defined cancers who have limited treatment options. Black Diamond is built upon a deep understanding of cancer genetics, onco-protein function, and drug discovery. The Company’s proprietary Mutation-Allostery-Pharmacology, or MAP drug discovery engine, is designed to allow Black Diamond to analyze population-level genetic sequencing tumor data to predict and validate oncogenic mutations that promote cancer across tumor types as MasterKey mutations. Black Diamond discovers and develops selective MasterKey therapies against these families of oncogenic mutations. Black Diamond was founded by David M. Epstein, Ph.D., and Elizabeth Buck, Ph.D. For more information, please visit www.blackdiamondtherapeutics.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the continued development and advancement of BDTX-1535 and BDTX-4933, including the continuation of the dose escalation portion of the ongoing Phase 1 clinical trial and the resulting data updates for BDTX-1535, the timing for filing an Investigational New Drug, or IND, application for BDTX-4933 and the timing and potential achievement of upcoming clinical and preclinical milestones for each program, the continued development of the FGFR program, including plans for nominating a development candidate, in addition to plans to disclose a small molecule development candidate against a new target, the continued development of the MAP drug discovery engine and the Company’s expected cash runway. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned IND-enabling studies and clinical trials, the Company’s ability to execute on its strategy, regulatory developments in the United States, the Company’s ability to fund operations, and the impact that the ongoing COVID-19 pandemic will have on the Company’s clinical trials and preclinical studies, supply chain, and operations, as well as those risks and uncertainties set forth in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the United States Securities and Exchange Commission and in its other filings filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Black Diamond Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data (Unaudited)
(in thousands)

	March 31, 2022	December 31, 2021
Cash, cash equivalents, and investments	$179,739	$209,786
Total assets	$219,482	$247,682
Accumulated deficit	$(269,327)	$(243,820)
Total stockholders’ equity	$172,560	$195,900
Black Diamond Therapeutics, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$17,786	$22,820
General and administrative	7,893	7,893
Total operating expenses	25,679	30,713
Loss from operations	(25,679)	(30,713)
Other income (expense):
Interest income	406	1,152
Other (expense) income	(234)	(740)
Total other income (expense), net	172	412
Net loss	$(25,507)	$(30,301)
Net loss per share, basic and diluted	$(0.70)	$(0.84)
Weighted average common shares outstanding, basic and diluted	36,271,291	36,123,014

Contacts:
For Investors:
Julie Seidel
(212) 362-1200
investors@bdtx.com
For Media:
Kathy Vincent
(310) 403-8951
media@bdtx.com
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